CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust and to the use of our reports dated January 22, 2013 on the financial statements and financial highlights of Zacks Market Neutral Fund, Zacks All-Cap Core Fund and Zacks Small-Cap Core Fund, each a series of the Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectuses and in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 28, 2013